UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) August 26, 2002(August 19,2002)
                                                 -------------------------------

                          SearchHound.com, Inc.
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             (Exact name of registrant as specified in its charter)


      Nevada                          0-19471                      91-1942841
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  (State or other jurisdiction     (Commission                  (IRS Employer
         of incorporation)         File Number)              Identification No.)


         200 Main Street, Suite 305, Kansas City, Missouri         64105
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       (Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code:   (816) 960-3777
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                                 Not applicable
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               (Former name or former address, if changed since last report)





Item 5.   OTHER MATTERS


The Company announced today the following:

1. The Board approved a change in the Company's strategic direction, because of continued cash flow challenges in its operating divisions, its depressed stock price and difficulties raising capital faced by all companies and specifically the high technology industry. In principal the Company would begin to seek a merger opportunity with another company with more financial resources than the Company currently has available. As a result of this merger, it is likely that the Company will sell substantially all of the current operating components of the Company. The Company intends to maintain those subsidiaries and business units, which operated with a positive gross margin and would be more marketable as an ongoing operation. Until such time as a merger is consummated, the Company intends to continue; 1) certain operating units, 2) trading under the ticker symbol "SRHN", and 3) to meet its filing requirements on a timely basis as required by the SEC. The Company believes that it has sufficient cash flows from operations to sustain its intended level operations for the upcoming 12 months.

2. The Board terminated the employment contract of Dave L. Mullikin. Under the settlement Mr. Mullikin's salary ceased accruing on August 15, 2002 and the severance provision was forgiven. It was replaced with a consulting agreement between the Company and Mr. Mullikin whereby Mullikin will continue in the position as acting chief executive officer of the Company. The agreement calls for Mr. Mullikin to 1) contract outsourced services to maintain selected ongoing operations of the Company, 2) attempt to sell the assets of the Company and 3) focus on a merger opportunity for SearchHound.

The terms of the Consulting agreement include the following provisions:
- Mr. Mullikin agreed to remain on the Board
- Mr. Mullikin will receive monthly compensation of $1.00 and health benefits

4. Art Fillmore II resigned from the Board effective August 19, 2002.

5. John Flanders, Jr. resigned from the Board on August 19, 2002.



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              SearchHound.com, Inc.

Date:  August 26, 2002           By:/s/ Dave L. Mullikin
       ---------------        --------------------------------------------------
                              Dave L. Mullikin, acting-CEO








                                  EXHIBIT INDEX

Exhibit No.                Description of Exhibit

   99.1	        Consulting agreement with Mr. Mullikin








                                                                EXHIBIT 99.1



CONSULTING AGREEMENT


This Consulting Agreement (identified as the "Agreement") is entered into as of the 15th day of August 2002 and the terms and conditions outlined herein will commence on August 15, 2002 ("Effective Date"), by and between SearchHound.com, Inc., a Nevada corporation ("Employer" or the "Company") and Dave L. Mullikin. ("Consultant") (both of whom are sometimes hereinafter referred to collectively as the "Parties" and each individually as a "Party").

RECITALS

Employer is in the business of operating a publicly held Internet technologies company with multiple subsidiary operations and requires a Chief Executive Officer to seek a merger partner for the company, maintain SEC requirements, ensure that the company continues to actively trade over the OTCBB market, contract outside contractors to maintain limited operations, and dispose of non-performing assets. The Employer believes that the Consultant's services will be critical to the completion of these initiatives. Accordingly, the Employer wishes to retain Consultant as its acting Chief Executive Officer through completion of the above noted activities.
Both Consultant and Employer desire to embody the terms and conditions of Consultant's consulting in a written agreement, which will supersede all prior agreements of consulting, whether written or oral.
Now, therefore, in consideration of the mutual covenants, duties, obligations and conditions contained herein, the parties agree as follows:

DUTIES OF CONSULTANT

Consultant agrees to devote a limited effort to the business specifically as outlined herein, to use reasonable efforts to assist the Employer in its pursuit of the outlined business goals. The Consultant agrees to continue on the Board of Directors.

TERM OF CONSULTANCY

Employer hereby employs Consultant and Consultant hereby accepts consulting with Employer for a period ending November 15, 2002. Upon the expiration of the Term, Employer and Consultant will have the option to extend and amend this agreement only if both parties mutually agree.

COMPENSATION AND OTHER BENEFITS

As compensation for services rendered pursuant to this Agreement, Employer shall pay to Consultant the sum of $1.00 per month. Employer will provide health insurance benefits and reimburse reasonable business expenses. The Consultant will receive no additional compensation for being a member of the Board of Directors.


 IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date signed below.


Agreed and Accepted this fifteenth day of August 2002.



_________________________________
Dave L. Mullikin, Consultant



_________________________________
Dave L. Mullikin, President and CEO
SearchHound.com, Inc.